Exhibit 10.1

AMENDMENT NUMBER FIVE
TO
AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDMENT NUMBER FIVE TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made as of July 26th, 2002, by and among BANK OF AMERICA, N.A., a national banking association, U.S. BANK NATIONAL ASSOCIATION, a national banking association, KEYBANK NATIONAL ASSOCIATION, a national banking association (the “Lenders”), BANK OF AMERICA, N.A., as agent for the Lenders (the “Agent”); and FLOW INTERNATIONAL CORPORATION, a Washington corporation (“Borrower”).

RECITALS

A.  Lenders, Agent and Borrower are parties to that certain Amended and Restated Credit Agreement dated as of December 29, 2000, as amended by that certain Amendment Number One to Amended and Restated Credit Agreement dated as of February 28, 2001, that certain Amendment Number Two to Amended and Restated Credit Agreement dated as of May 30, 2001, that certain Amendment Number Three to Amended and Restated Credit Agreement dated as of July 31, 2001 and that certain Amendment Number Four to Amended and Restated Credit Agreement dated as of December 13, 2001 (the “Credit Agreement”).

B.  Borrower has requested that Lenders and Agent amend, among other things, certain financial covenants, change the pricing structure and incorporate the Sweepline Commitment into the Total Revolving Commitment, pursuant to the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

AGREEMENT

1.  Definitions.    Capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in the Credit Agreement.

2.  Amendment to Credit Agreement.

(a)  Amendment to Section 1.1.    Section 1.1 of the Credit Agreement is hereby amended as follows:

(i)  Amendment to Definition of “Applicable Percentage.”    The definition of “Applicable Percentage” is hereby deleted and replaced with the following:

“Applicable Percentage” means on any date, the rate per annum that is determined by reference to the following matrix or subclause (ii) below:

Pricing Level	Applicable Percentage with respect to the LIBOR Rate	Applicable Percentage with respect to the Base Rate	Applicable Percentage with respect to the Unused Portion	Applicable Percentage with respect to standby Letters of Credit	Applicable Percentage with respect to commercial Letters of Credit
I	1.30%	0%	25 basis points	130 basis points	37.5 basis points
II	1.40%	0%	25 basis points	140 basis points	37.5 basis points
III	1.75%	.50%	30 basis points	175 basis points	37.5 basis points
IV	Not Available	3.00%	50 basis points	500 basis points	75 basis points

(i)  The Applicable Percentage shall be adjusted forty-five (45) days after the end of each of the first three fiscal quarters in each of Borrower’s fiscal years and ninety (90) days after the end of each fiscal year of Borrower.

In the event that any of the financial statements or quarterly compliance certificates required to be delivered pursuant to Section 6.9 are not delivered when due, then (aa) if such financial statements and certificates are delivered after the date such financial statements and certificates were required to be delivered (without giving effect to any applicable cure period) and the Applicable Percentage increases from that previously in effect as a result of the delivery of such financial statements, then the Applicable Percentage during the period from the date upon which such financial statements were required to be delivered (without giving effect to any applicable cure period) until the date upon which they actually are delivered shall, except as otherwise provided in clause (cc) below, be the Applicable Percentage as so increased; (bb) if such financial statements and certificates are delivered after the date such financial statements and certificates are required to be delivered (without giving effect to any applicable cure period) and the Applicable Percentage decreases from that previously in effect as a result of the delivery of such financial statements, then such decrease in the Applicable Percentage shall not become effective until the date upon which the financial statements and certificates actually were delivered; and (cc) if such financial statements and certificates are not delivered prior to the expiration of the applicable cure period, then, effective upon such expiration, for the period from the date upon which such financial statements and certificates were required to be delivered (after the expiration of the applicable cure period) until two (2) Business Days following the date upon which they actually are delivered, Pricing Level IV shall apply.

(ii)  Notwithstanding the foregoing to the contrary and without limiting any other rights which the Agent or Lenders may have under any Loan Document or applicable law in respect thereof, at any time that Borrower is in default of its obligations under Section 6.17 of this Agreement, the Applicable Interest Rate in effect shall be the Prime Rate plus seven percent (7%).

(ii)  Amendment to Definition of “Base Rate.”    The definition of “Base Rate” is hereby deleted and replaced with the following:

“Base Rate” means the sum of (i) the Prime Rate and (ii) the Applicable Percentage.

(iii)  Addition of Definition of “Fifth Amendment.”    The definition of “Fifth Amendment” is hereby added to the Credit Agreement as follows:

“Fifth Amendment” means that certain Fifth Amendment to the Amended and Restated Credit Agreement dated as of July 26th, 2002.

(iv)  Amendment to Definition of “Pricing Level.”    The definition of “Pricing Level” is hereby deleted and replaced with the following:

“Pricing Level” means a pricing level determined from the following matrix:

Pricing Level	Senior Funded Debt Ratio as of the end of the previous fiscal quarter		Funded Debt Ratio as of the end of the previous fiscal quarter
I	Less than 1.00:1	and	Equal to or less than 4.00:1
II	Greater than or equal to 1.00:1 and less than 2.00:1	and	Equal to or less than 4.00:1
III	Greater than and equal to 2.00:1 and less than or equal to 3.00:1	and	Equal to or less than 4.00:1
IV	Greater than 3.00:1	or	Greater than 4:00:1

(v)  Addition of Definition of “Prime Rate.”    The definition of Prime Rate is hereby added to the Credit Agreement as follows:

“Prime Rate” means the rate publicly announced from time to time by Bank of America at its “prime rate.” The “prime rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

(vi)  Amendment to Definition of “Total Revolving Commitment.”    The definition of “Total Revolving Commitment” is hereby deleted and replaced with the following:

“Total Revolving Commitment” means $73,000,000.

(b)  Amendment to Section 2.1(a).    The matrix set forth in Section 2.1(a) is hereby deleted and replaced with the following:

Lender	Revolving Commitment	Pro Rata Share
Bank of America	$32,490,000	44.506849315%
U.S. Bank	$21,840,000	29.917808220%
KeyBank	$18,670,000	25.575342465%
Total Revolving Commitment	$73,000,000	100.00%

(c)  Amendment to Section 2.1(b).    Section 2.1(b) of the Credit Agreement is hereby amended by inserting after the first sentence the following:

Sweepline Bank may, at its option, notify Agent that any overdraft covered by this Section 2.1(b) shall be deemed a Notice of Borrowing under Section 2.2(a) requesting a Base Rate Loan. If Sweepline Bank so notifies Agent, then all parties hereto agree that, for all purposes under this Agreement, Borrower will be deemed to have delivered a Notice of Borrowing to Agent pursuant to Section 2.2(a) requesting a Revolving Loan on the date and in the amount of such overdraft to bear interest at the Base Rate. Borrower shall, if requested by Agent, provide a written Notice of Borrowing to Agent as additional evidence of its request for such Revolving Loan.

(d)  Amendment to Section 2.7(a).    Section 2.7(a) of the Credit Agreement is hereby amended by deleting the second sentence and replacing it with the following:

If default shall occur in the payment when due of any Loan (whether at maturity, upon acceleration or otherwise), interest shall accrue at a per annum rate equal to seven percentage points (7%) above the Prime Rate.

(e)  Amendment to Section 2.7(b).    Section 2.7(b) of the Credit Agreement is hereby amended by deleting the word “and” before subclause (vi) and adding the following at the end of the section:

and (vii) the Pricing Level shall be at either I, II, or III.

(f)  Amendment to Section 3.2(b).    Section 3.2(b) of the Credit Agreement is hereby deleted and replaced with the following:

(b)  Borrower shall pay to Agent for the account of Lenders, a letter of credit fee (i) with respect to standby Letters of Credit, equal to the Applicable Percentage per annum of the amount available to be drawn on the outstanding standby Letters of Credit, which fee shall not be less than Two Hundred Fifty Dollars ($250), (ii) with respect to commercial Letters of Credit, the Applicable Percentage of the face value of each commercial Letter of Credit, which fee shall not be less than One Hundred Twenty Five Dollars ($125), and (iii) such other letter of credit fees. Computations of interest and fees described in this section shall be made on the basis of a year of 365 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.

(g)  Amendment to Section 6.9(g).    Section 6.9(g) of the Credit Agreement is hereby renumbered Section 6.9(h) and a new Section 6.9(g) is added as follows:

(g)  Monthly Comparison Report.    As soon as available and in any event within thirty (30) days after the end of each month, a comparison of the Borrower’s consolidated financial statement to the financial projection for that month.

(h)  Amendment to Section 6.12—Fixed Charge Coverage Ratio.    Section 6.12 of the Credit Agreement is hereby deleted and replaced with the following:

Section 6.12  Fixed Charge Coverage Ratio.    For any four consecutive fiscal quarters, Borrower shall maintain, on a consolidated basis, a Fixed Charge Coverage Ratio of at least (a) .95 to 1 as at the fiscal quarter ending April 30, 2002, (b) .57 to 1 as at the fiscal quarters ending July 31, 2002, unless Borrower repays the remaining balance of any amounts owing to any Private Lender under the Note Agreement prior to July 31, 2002, in which case the Fixed Charge Coverage Ratio shall be at least .91 to 1, (c) .72 to 1 as of the fiscal quarter ending October 31, 2002, (d) .80 to 1 as of the fiscal quarter ending January 31, 2003, (e) 1.29 to 1 as of the fiscal quarter ending April 30, 2003 and (f) 1.50 to 1 as of the fiscal quarter ending July 31, 2003. “Fixed Charge Coverage Ratio” shall mean the quotient obtained by dividing (a) the sum of Cash Flow by (b) the sum of Fixed Charges. “Cash Flow” shall mean Borrower’s net income after taxes, plus interest expense, depreciation, amortization, and, with respect to the fiscal quarter ending April 30, 2002, the after-tax charge of Three Million Seven

Hundred Eleven Thousand Dollars ($3,711,000) to the extent deducted from net income after taxes, and less the aggregate amount of any dividends issued. “Fixed Charges” shall mean Borrower’s interest expense, plus its Current Portion Long-Term Debt. “Current Portion Long-Term Debt” shall mean any debt which is due to Borrower within the subsequent twelve months, except debt which is owed (i) under this agreement, (ii) under the German line of credit which is supported by a Letter of Credit, or (iii) under the current Swedish Crown Fifty Million Dollar ($50,000,000) Pressure Systems line of credit.

(i)  Amendment to Section 6.13—Funded Debt Ratio.    Section 6.13 of the Credit Agreement is hereby deleted and replaced with the following:

Section 6.13  Funded Debt Ratio.    As of the end of each fiscal quarter, Borrower shall maintain, on a consolidated basis, a Funded Debt Ratio of not more than (a) 8.25 to 1 as at the fiscal quarter ending April 30, 2002, (b)24.00 to 1 as at the fiscal quarter ending July 31, 2002, (c) 38.50 to 1 as at the fiscal quarter ending October 31, 2002, (d) 24.50 to 1 as at the fiscal quarter ending January 31, 2003, (e) 8.15 to 1 as at the fiscal quarter ending April 30, 2003, and (f) 5.65 to 1 as at the fiscal quarter ending July 31, 2003. As used herein “Funded Debt Ratio” shall mean as of the end of any fiscal quarter, the quotient obtained by dividing (a) the Funded Debt as of the end of such fiscal quarter by (b) the EBITDA for such quarter and the three immediately preceding fiscal quarters, plus, in the event that Borrower has acquired any Subsidiaries during such fiscal quarter or during the immediately preceding three fiscal quarters, the EBITDA of such Subsidiaries from the first day of the immediately preceding three fiscal quarters through the date of acquisition of each Subsidiary. “EBITDA” shall mean pre-tax net income (or pre-tax net loss) plus, the sum of (i) interest expense, (ii) depreciation expense, (iii) depletion expense, (iv) amortization expense, and (v) with respect to the fiscal quarter ending April 30, 2002, the pre-tax charge of Five Million Six Hundred Twenty Three Thousand Dollars ($5,623,000) to the extent deducted from pre-tax net income.

(j)  Amendment to Section 6.15—Debt to Tangible Net Worth Ratio.    Section 6.15 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Section 6.15  Debt to Tangible Net Worth Ratio.    Borrower shall maintain, on a consolidated basis, a ratio of Debt to Tangible Net Worth of not more than 2.75 to 1. As used herein, “Debt” shall mean, on a consolidated basis, all liabilities of

Borrower as determined and computed in accordance with GAAP other than the Senior Subordinated Notes, and for clarification purposes only, minority interests.

(k)  Amendment to Section 6.17—Senior Funded Debt Ratio.    Section 6.17 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Section 6.17  Senior Funded Debt Ratio.    Borrower shall maintain, on a consolidated basis, a Senior Funded Debt Ratio of not more than (a) 5.26 to 1 as at the fiscal quarter ending April 30, 2002, (b) 15.75 to 1 as at the fiscal quarter ending July 31, 2002, (c) 26.00 to 1 as at the fiscal quarter ending October 31, 2002, (d) 16.50 to 1 as at the fiscal quarter ending January 31, 2003, (e) 5.45 to 1 as at the fiscal quarter ending April 30, 2003 and (f) 3.90 to 1 as at the fiscal quarter ending July 31, 2003. As used herein, “Senior Funded Debt Ratio” shall mean, as of the end of any fiscal quarter, the quotient obtained by dividing (A) Senior Funded Debt as of the end of such fiscal quarter by (B) the EBITDA for such quarter and the three immediately preceding fiscal quarters, plus, in the event that Borrower has acquired any Subsidiaries during such fiscal quarter or during the immediately preceding three fiscal quarters, the EBITDA of such Subsidiaries from the first day of the immediately preceding three fiscal quarters through the date of acquisition of each Subsidiary.

(l)  Deletion of Section 7.10—Repayment Restrictions.    Section 7.10 is hereby deleted from the Credit Agreement.

(m)  Addition of New Section 7.10—Capital Expenditures.    A new Section 7.10 is hereby added to the Credit Agreement:

Section 7.10  Capital Expenditures.    Borrower shall not make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), except for capital expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower during each fiscal quarter set forth below, the amount set forth opposite such fiscal quarter:

July 31, 2002	$3,000,000

October 31, 2002	$3,000,000

January 31, 2003	$1,300,000

April 30, 2003	$1,300,000

July 31, 2003	$1,300,000

(n)  Amendment to Section 8.1—Events of Default.    Section 8.1 of the Credit Agreement is hereby amended by adding the word “or” to the end of subsection (n) and adding a new subsection (o) as follows:

(o)  Additional Event of Default.    It shall be an additional Event of Default:

(1)  if any of the following is not completed within 30 days of the execution of the Fifth Amendment, Borrower shall provide: (i) executed guaranties and related security documents in a form acceptable to Lenders from its domestic subsidiaries in accordance with Section 6.16 of the Credit Agreement; (ii) evidence of Agent’s first priority perfected security interest in the personal property of Borrower located in foreign countries; (iii) evidence of Agent’s first priority perfected security interest in all of Borrower’s registered patents and trademarks and applications for patents and trademarks; (iv) if requested by Agent, evidence that sixty-five percent (65%) of shares of stock of Borrower’s foreign subsidiaries have been pledged to Agent and that such pledge is a first priority perfected security interest in such securities; or (v) if requested by Agent, information concerning additional real and personal property and assets, and evidence of Agent’s first priority perfected security interest in such property and assets of Borrower; or

(2)  if Borrower has not cooperated with Agent in conducting a collateral exam of inventory and accounts receivable, at Borrower’s expense, by October 31, 2002.

(o)  Deletion of Multi-Currency Facility.    To reflect that the Borrower is no longer utilizing the Multi-Currency facility and the Multi-Currency Commitment has been terminated, all references to, and sections and exhibits concerning “Multi-Currency Bank,” “Multi-Currency Commitment,” “Multi-Currency Loan,” “Multi-Currency Maturity Date” and “Multi-Currency Rate” are hereby deleted from the Credit Agreement.

3.  Fees.    Borrower shall pay the following fees:

(a)  Amendment Fee to Lenders.    Borrower shall pay to the Agent for the benefit of each Lender, an amendment fee in the amount of fifty (50) basis points of such Lender’s Pro Rata Share of the Total Revolving Commitment, as amended by this Amendment. Borrower’s obligations to pay such fee under this Section 3 shall constitute an amount payable under the Credit Agreement for purposes of Section 8.1(a) thereof.

(b)  Agent’s Arrangement Fee.    Borrower shall pay solely to Bank of America, N.A., as Agent, an arrangement fee as outlined in a separate letter agreement.

(c)  Expenses.    Borrower shall pay or reimburse Agent and Lenders for all reasonable expenses, including legal fees, incurred by Agent or any Lender in connection with the preparation of the Loan Documents.

4.  Conditions to Effectiveness.    This Amendment shall become effective when Borrower, Agent and each Lender have executed and delivered counterparts hereof to Agent and each of the fees and the expenses described in Section 3 above have been paid in full.

5.  Representations and Warranties.    Borrower hereby represents and warrants to the Lenders and Agent that each of the representations and warranties set forth in Article 5 of the Credit Agreement is true and correct in each case as if made on and as of the date of this Amendment and Borrower expressly agrees that it shall be an additional Event of Default under the Credit Agreement if any representation or warranty made hereunder shall prove to have been incorrect in any material respect when made.

6.  Condition for Partially Reversing this Amendment.    Except for the change in the default interest rate and Section 7 of this Amendment which shall remain in full force and effect, this Amendment shall become ineffective if the audit report provided pursuant to Section 6.9(a) of the Credit Agreement for fiscal year ending April 30, 2002 is not issued or is qualified by reason of restricted or limited examination of any material portion of the records of Borrower or any Subsidiary or contains a disclaimer of opinion or adverse opinion (including, without limitation, a “going concern” qualification or disclaimer).

7.  Release and Waiver.    Borrower ratifies and reconfirms the Loan Documents and all of its obligations and liabilities thereunder and hereby waives and releases any and all defenses that either of them may now have or hereafter acquire with respect to the Loan Documents based on or otherwise relating to any events or circumstances which occurred or existed on or prior to the date hereof. Borrower hereby releases and forever discharges the Agent and the Lenders, their respective affiliates, and their respective officers, directors, agents and employees from every claim, demand and cause of action whatsoever, of every kind and nature, whether presently known or unknown, suspected or unsuspected, arising or alleged or to have risen or which shall arise hereafter from any act, omission or condition which occurred or existed on or prior to the date of this Amendment.

8.  No Further Amendment.    Except as expressly modified by the terms of this Amendment, all of the terms and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect and the parties hereto expressly reaffirm and ratify their respective obligations thereunder.

9.  Governing Law.    This Amendment shall be governed by and construed in accordance with the laws of the State of Washington.

10.  Counterparts.    This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.

11.  Oral Agreements Not Enforceable.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Number Five to Amended and Restated Credit Agreement as of the date first above written.

BORROWER:	FLOW INTERNATIONAL CORPORATION

By:
Michael R. O’Brien Chief Financial Officer

By:
Ronald W. Tarrant President and Chief Executive Officer

LENDERS:	BANK OF AMERICA, N.A.

By:
Thomas E. Brown Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

By:
Alan Forney Vice President

KEYBANK NATIONAL ASSOCIATION

By:
Jason R. Gill Vice President

AGENT:	BANK OF AMERICA, N.A.

By:
Ken Puro Vice President